MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS
FISCAL 2024 THIRD QUARTER RESULTS

FY24 Revenue Range Narrowed to $940-950 Million, as Compared to Prior Range of $930-950 Million
FY24 Operating Income Range Increased to $100-110 Million, Versus Prior $95-105 Million
FY24 AOI Range Increased to $200-210 Million, as Compared to $195-205 Million Previously (1)

NEW YORK, N.Y., May 9, 2024 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment” or the “Company”) today reported financial results for the fiscal third quarter ended March 31, 2024.
The fiscal 2024 third quarter was highlighted by the continued strength of the Company’s bookings business, led by robust growth in the number of concerts held at the Company’s venues. With these positive results, the Company remains on track to achieve a low double-digit percentage increase in the number of bookings events in fiscal 2024. During the fiscal 2024 third quarter, the Company also continued to host the New York Knicks (“Knicks”) and New York Rangers (“Rangers”) 2023-24 regular season home games at the Madison Square Garden Arena (“The Garden”), which included five additional Knicks home games as compared to the prior year quarter.
Financial results for the three and nine months ended March 31, 2024 reflect the Company on a fully standalone basis. Results for the three and nine months ended March 31, 2023, which were prior to the spin-off from Sphere Entertainment Co. (“Sphere Entertainment”), are presented in accordance with generally accepted accounting principles (“GAAP”) for the preparation of carve-out financial statements. These prior year results do not include all of the expenses that would have been incurred by MSG Entertainment had it been a standalone company for the periods presented. Therefore, results for the three and nine months ended March 31, 2024 are not fully comparable with results for the prior year period.
For the fiscal 2024 third quarter, the Company reported revenues of $228.3 million, an increase of $27.1 million, or 13%, as compared to the prior year quarter. In addition, the Company reported operating income of $16.8 million and adjusted operating income of $38.5 million, decreases of $7.9 million and $11.6 million, respectively, as compared to the prior year quarter.(1)
Executive Chairman and CEO James L. Dolan said, “Our business continues to outperform our original expectations for fiscal 2024, and we are on track to generate robust growth in our first full year as a standalone public company. Looking ahead, we remain confident in the strength of our assets and our ability to generate long-term value for our shareholders.”
Results for the Three and Nine Months Ended March 31, 2024 and 2023:

	Three Months Ended				Nine Months Ended
	March 31,		Change		March 31,		Change
$ millions	2024	2023	$	%	2024	2023	$	%
Revenues	$228.3	$201.2	$27.1	13%	$773.2	$703.6	$69.6	10%
Operating Income	$16.8	$24.7	$(7.9)	(32)%	$120.8	$126.8	$(6.0)	(5)%
Adjusted Operating Income(1)	$38.5	$50.2	$(11.6)	(23)%	$198.4	$200.9	$(2.5)	(1)%
Note: Amounts may not foot due to rounding.
(1)See page 4 of this earnings release for the definition of adjusted operating income (loss) ("AOI") included in the discussion of non-GAAP financial measures. The Company has amended this definition so that the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with Madison Square Garden Sports Corp. (“MSG Sports”) is no longer excluded in all periods presented, as well as in the Company's financial guidance. For full year fiscal 2024, the non-cash portion of operating lease revenue is expected to be $25.3 million, which is now included in the current AOI range of $200-210 million and in the prior AOI range of $195-205 million. For the three and nine months ended March 31, 2024, the non-cash portion of operating lease revenue was $13.2 million and $22.8 million, respectively, and for the three and nine months ended March 31, 2023 the non-cash portion of operating lease revenue was $12.1 million and $25.1 million, respectively.

Entertainment Offerings, Arena License Fees and Other Leasing(2)
Fiscal 2024 third quarter revenues from entertainment offerings of $146.2 million increased $17.0 million, or 13%, as compared to the prior year period, primarily due to higher event-related revenues and revenues subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements.

•Event-related revenues increased $10.7 million, as compared to the prior year quarter, primarily due to an increase in the number of concerts at the Company's venues, partially offset by the absence of a marquee sporting event that took place in the prior year quarter.
•Revenues subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements increased $6.8 million, primarily due to higher suite license fee revenues as compared to the prior year quarter.

Fiscal 2024 third quarter arena license fees and other leasing revenues of $36.7 million increased $4.7 million, or 15%, as compared to the prior year period, primarily due to higher arena license fees, the result of five more Knicks games played at The Garden, as compared to the prior year quarter.

Fiscal 2024 third quarter direct operating expenses associated with entertainment offerings, arena license fees and other leasing of $113.0 million increased $22.7 million, or 25%, as compared to the prior year quarter. The increase reflected higher event-related expenses of $12.0 million, primarily due to the increase in the number of concerts at the Company's venues and, to a lesser extent, higher per-concert expenses, both as compared to the prior year quarter. In addition, expenses associated with the sharing of economics with MSG Sports pursuant to the Arena License Agreements increased $6.0 million, primarily due to higher expenses incurred as a result of the increase in suite license fee revenues, while venue operating costs increased $2.6 million, both as compared to the prior year quarter.

Food, Beverage and Merchandise(2)
Fiscal 2024 third quarter food, beverage and merchandise revenues of $45.4 million increased $5.4 million, or 14%, as compared to the prior year period. This was primarily due to the increase in the number of concerts held at the Company's venues and the impact of five more Knicks home games, as compared to the prior year period, partially offset by lower per-concert food and beverage revenues, which reflects a mix shift to more concerts at the Company's theaters during the current year quarter.

Fiscal 2024 third quarter food, beverage and merchandise direct operating expenses of $29.0 million increased $4.2 million, or 17%, as compared to the prior year quarter, primarily driven by the related increase in food and beverage revenues.

Selling, General and Administrative Expenses
Fiscal 2024 third quarter selling, general and administrative expenses of $53.9 million increased $9.8 million, or 22%, as compared with the prior year period. Fiscal 2024 third quarter results reflect the Company on a fully standalone basis. Results for the fiscal 2023 third quarter reflect the allocation of corporate and administrative costs based on the accounting requirements for the preparation of carve-out financial statements. These results do not include all of the expenses that would have been incurred by MSG Entertainment had it been a standalone company in the prior year period. This was the primary driver of the overall increase in selling, general and administrative expenses, partially offset by the impact of the Company’s transition services agreement with Sphere Entertainment Co.

Operating Income and Adjusted Operating Income
Fiscal 2024 third quarter operating income of $16.8 million decreased $7.9 million, or 32%, and adjusted operating income of $38.5 million decreased $11.6 million, or 23%, both as compared to the prior year quarter. The decrease in operating income and adjusted operating income was primarily due to higher selling, general and administrative expenses as discussed above.

(2)Effective for the third quarter of fiscal 2024, the Company modified its presentation of revenues and direct operating expenses. As a result of this new disclosure, total revenue is now presented in three categories consisting of i) Revenues from entertainment offerings, ii) Food, beverage and merchandise revenues, and iii) Arena license fees and other leasing revenues. In addition, total direct operating expenses is now presented in two categories consisting of i) Entertainment offerings, arena license fees and other leasing direct operating expenses and ii) food, beverage, and merchandise direct operating expenses. Prior period financial information has been revised to conform with the current period presentation.

Financial Guidance
As a result of the positive momentum across its operations, the Company is narrowing its fiscal 2024 guidance for revenues and increasing its fiscal 2024 guidance for operating income and adjusted operating income. The Company currently expects the following:
• Revenues of $940 million to $950 million, as compared to its prior range of $930 to $950 million.
• Operating income of $100 million to $110 million, as compared to the prior range of $95 to $105 million.
• Adjusted operating income of $200 million to $210 million, as compared to the prior range of $195 to $205 million. The Company’s AOI range now includes approximately $25 million in non-cash operating lease revenue related to the Company’s Arena License Agreements with MSG Sports.(3)

An updated version of the MSG Entertainment investor presentation is now available at investor.msgentertainment.com.

About Madison Square Garden Entertainment Corp.
Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment, delivering unforgettable experiences while forging deep connections with diverse and passionate audiences. The Company’s portfolio includes a collection of world-renowned venues – New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, and Beacon Theatre; and The Chicago Theatre – that showcase a broad array of sporting events, concerts, family shows, and special events for millions of guests annually. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, which has been a holiday tradition for 90 years. More information is available at www.msgentertainment.com.

(3) See page 4 of this earnings release for the definition of adjusted operating income (loss) ("AOI") included in the discussion of non-GAAP financial measures. The Company has amended this definition so that the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with Madison Square Garden Sports Corp. (“MSG Sports”) is no longer excluded in all periods presented, as well as in the Company's financial guidance. For full year fiscal 2024, the non-cash portion of operating lease revenue is expected to be $25.3 million, which is now included in the current AOI range of $200-210 million and in the prior AOI range of $195-205 million..

Non-GAAP Financial Measures
The Company has amended the definition of adjusted operating income so that the impact of the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports is no longer excluded in all periods presented.
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) merger, spin-off, and acquisition-related costs, including merger-related litigation expenses, (v) gains or losses on sales or dispositions of businesses and associated settlements, (vi) the impact of purchase accounting adjustments related to business acquisitions, (vii) gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, and (viii) amortization for capitalized cloud computing arrangement costs. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, spin-off, and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles, gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the executive deferred compensation plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of the Company on a consolidated and combined basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.
Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Senior Vice President, Investor Relations, Financial Communications & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072
Justin Blaber Vice President, Financial Communications Madison Square Garden Entertainment Corp. (212) 465-6109

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgentertainment.com
Conference call dial-in number is 888-660-6386 / Conference ID Number 8020251
Conference call replay number is 800-770-2030 / Conference ID Number 8020251 until May 16, 2024

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Revenues
Revenues from entertainment offerings	$146,221	$129,260	$581,025	$524,331
Food, beverage, and merchandise revenues	45,380	39,954	127,379	112,412
Arena license fees and other leasing revenue	36,712	32,015	64,787	$66,818
Total revenues	228,313	201,229	773,191	703,561
Direct operating expenses
Entertainment offerings, arena license fees, and other leasing direct operating expenses	(112,997)	(90,296)	(375,786)	(332,290)
Food, beverage, and merchandise direct operating expenses	(29,024)	(24,837)	(70,673)	(65,108)
Total direct operating expenses	(142,021)	(115,133)	(446,459)	(397,398)
Selling, general, and administrative expenses	(53,945)	(44,122)	(151,156)	(127,537)
Depreciation and amortization	(13,182)	(14,798)	(39,972)	(46,369)
(Loss) gains, net on dispositions	—	(51)	—	4,361
Restructuring charges	(2,362)	(2,461)	(14,803)	(9,820)
Operating income	16,803	24,664	120,801	126,798
Interest income	341	2,482	2,275	5,804
Interest expense	(14,425)	(13,423)	(43,761)	(38,055)
Other income (expense), net	78	8,070	(1,545)	6,784
Income from operations before income taxes	2,797	21,793	77,770	101,331
Income tax expense	(2)	(73)	(397)	(804)
Net income	2,795	21,720	77,373	100,527
Less: Net loss attributable to nonredeemable noncontrolling interest	—	—	—	(553)
Net income attributable to MSG Entertainment’s stockholders	$2,795	$21,720	$77,373	$101,080

Income per share attributable to MSG Entertainment’s stockholders:
Basic	$0.06	$0.42	$1.59	$1.95
Diluted	$0.06	$0.42	$1.58	$1.95

Weighted-average number of shares of common stock:
Basic	48,109	51,768	48,675	51,768
Diluted	48,447	51,768	48,883	51,768

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(in thousands)
(Unaudited)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Company’s Employee Stock Plan, Sphere Entertainment’s Employee Stock Plan, the Company’s Non-Employee Director Plan and Sphere Entertainment’s Non-Employee Director Plan in all periods.
•Loss (gains), net on dispositions. This adjustment eliminates the impact of gains or losses from the disposition of assets or businesses in all periods.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain corporate executives and employees.
•Merger, spin-off, and acquisition-related costs. This adjustment eliminates costs related to mergers, spin-offs and acquisitions, including merger-related litigation expenses, in all periods.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan.

	Three Months Ended March 31,		Nine Months Ended March 31,
$ thousands	2024	2023	2024	2023
Operating income	$16,803	$24,664	$120,801	$126,798
Depreciation and amortization	13,182	14,798	39,972	46,369
Share-based compensation (excluding share-based compensation in restructuring charges)	5,611	8,014	19,561	21,979
Loss (gains), net on dispositions	—	51	—	(4,361)
Restructuring charges	2,362	2,461	14,803	9,820
Merger, spin-off, and acquisition-related costs(1)	—	—	2,035	—
Amortization for capitalized cloud computing arrangement costs	388	65	836	169
Remeasurement of deferred compensation plan liabilities	191	126	389	132
Adjusted operating income(2)	$38,537	$50,179	$198,397	$200,906
_________________
(1)This adjustment represents non-recurring costs incurred and paid by the Company for the sale of the retained interest by Sphere Entertainment Co.
(2)The Company has amended the definition of adjusted operating income so that the impact of the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports is no longer excluded in all periods presented. Pursuant to GAAP, recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Adjusted operating income includes operating lease revenue of (i) $22,372 and $38,610 of revenue collected in cash for the three and nine months ended March 31, 2024, respectively, and $19,014 and $39,234 of revenue collected in cash for the three and nine months ended March 31, 2023, respectively, and (ii) a non-cash portion of $13,216 and $22,831 for the three and nine months ended March 31, 2024, respectively, and $12,149 and $25,078 for the three and nine months ended March 31, 2023, respectively.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS (unaudited)
(in thousands)

	March 31, 2024	June 30, 2023
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$28,308	$84,355
Accounts receivable, net	108,560	63,898
Related party receivables, current	29,690	69,466
Prepaid expenses and other current assets	89,240	77,562
Total current assets	255,798	295,281
Non-Current Assets:
Property and equipment, net	636,014	628,888
Right-of-use lease assets	307,435	235,790
Goodwill	69,041	69,041
Indefinite-lived intangible assets	63,801	63,801
Other non-current assets	126,482	108,356
Total assets	$1,458,571	$1,401,157
LIABILITIES AND DEFICIT
Current Liabilities:
Accounts payable, accrued and other current liabilities	$205,076	$214,725
Related party payables, current	46,596	47,281
Long-term debt, current	16,250	16,250
Operating lease liabilities, current	31,570	36,529
Deferred revenue	251,270	225,855
Total current liabilities	550,762	540,640
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	602,468	630,184
Operating lease liabilities, non-current	330,902	219,955
Deferred tax liabilities, net	24,151	23,518
Other non-current liabilities	44,851	56,332
Total liabilities	1,553,134	1,470,629
Commitments and contingencies
Deficit:
Class A Common Stock (a)	455	450
Class B Common Stock (b)	69	69
Additional paid-in-capital	29,656	17,727
Treasury stock at cost (4,365 and 840 shares outstanding as of March 31, 2024 and June 30, 2023, respectively)	(140,512)	(25,000)
Retained earnings (deficit)	48,676	(28,697)
Accumulated other comprehensive loss	(32,907)	(34,021)
Total deficit	(94,563)	(69,472)
Total liabilities and deficit	$1,458,571	$1,401,157
_________________
(a) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 45,523 and 45,024 shares issued as of March 31, 2024 and June 30, 2023, respectively.
(b) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued as of March 31, 2024 and June 30, 2023, respectively.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
SELECTED CASH FLOW INFORMATION
(in thousands)
(Unaudited)

	Nine Months Ended
	March 31,
	2024	2023
Net cash provided by operating activities	$111,054	$132,341
Net cash (used in) provided by investing activities	(72,625)	13,261
Net cash used in financing activities	(94,476)	(85,194)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(56,047)	60,408
Cash, cash equivalents, and restricted cash, beginning of period	84,355	62,573
Cash, cash equivalents, and restricted cash, end of period	$28,308	$122,981

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
APPENDIX
FISCAL 2024 FINANCIAL GUIDANCE
ADJUSTMENTS TO RECONCILE OPERATING INCOME TO
ADJUSTED OPERATING INCOME
(in millions)

Fiscal Year 2024
Operating income	$100 - $110
Depreciation and amortization	54
Share-based compensation	28
Restructuring charges	15
Merger, spin-off and acquisition-related costs	2
Other (1)	1
Adjusted operating income	$200 - $210

(1)This adjustment reflects the elimination of amortization of capitalized cloud computing arrangement costs and the elimination of the impact of gains and losses related to the remeasurement for deferred compensation plan liabilities.